EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

The Plan Administrator

RMI Employee Savings and Investment Plan

We have audited the accompanying Statements of Net Assets Available for Benefits of RMI Employee Savings and Investment Plan (the “Plan”) as of December 31, 2012 and 2011, and the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2012. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2012 and 2011, and the changes in net assets available for benefits for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Form 5500 Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2012, is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Ciuni & Panichi, Inc.

Cleveland, Ohio

June 28, 2013

RMI EMPLOYEE SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS
Investments in RMI Titanium Master Trust, at fair value	$31,041,448	$25,492,363
Notes receivable from participants	772,251	743,048
Contributions receivable:
Participant	13,190	—
Employer	72,982	44,486

Total contributions receivable	86,172	44,486

Net assets available for benefits, at fair value	31,899,871	26,279,897

Adjustment from fair value to contract value for fully benefit responsive investment contracts	(164,601)	(135,758)

Net assets available for benefits	$31,735,270	$26,144,139

The accompanying notes are an integral part of these financial statements.

RMI EMPLOYEE SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2012

2012
Contributions:
Participant	$2,557,071
Employer	899,134
Rollovers	254,446

Total contributions	3,710,651
Net investment income (loss) from Master Trust	3,433,515
Interest income on notes receivable from participants	41,556

Total additions	7,185,722
Deductions:
Participants’ benefits paid	1,796,247
Administrative fees	22,857

Total deductions	1,819,104

Net increase (decrease) prior to transferred assets	5,366,618
Transfers in	224,513

Net increase (decrease) in net assets available for benefits	5,591,131
Net assets available for benefits:
Beginning of year	26,144,139

End of year	$31,735,270

The accompanying notes are an integral part of these financial statements .

RMI EMPLOYEE SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The financial statements of the RMI Employee Savings and Investment Plan (the “Plan”) have been prepared in conformity with accounting principles generally accepted in the United States of America. The following are the significant accounting policies followed by the Plan.

ACCOUNTING METHOD

The financial statements of the Plan use the accrual method of accounting.

USE OF ESTIMATES

The preparation of the Plan’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the reported amounts of net assets available for benefits at the date of the financial statements, the changes in net assets available for benefits during the reporting period, and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES

Investments of the Plan are exposed to various risks, such as interest rate risk, market risk, and credit risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the Statements of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.

CONTRIBUTIONS

Participant contributions are made through payroll deductions and are recorded as additions to net assets available for plan benefits when the deduction is made. Participant contributions not yet deposited and amounts not funded by RMI Titanium Company (the “Company” or the “Plan Sponsor”) are recorded as contributions receivable.

ADMINISTRATIVE EXPENSES

Administrative costs of the Plan are absorbed by the Plan Sponsor. However, the Plan permits the Plan Sponsor to use forfeitures to reduce administrative expenses.

INVESTMENT FEES

Net investment returns reflect certain fees paid by the investment funds to their affiliated investment advisors, transfer agents, and others as further described in each fund prospectus or other published documents. These fees are deducted prior to allocation of the RMI Titanium Master Trust (the “Master Trust”) investment earnings activity and related allocation to the Plan and thus are not separately identifiable as an expense.

NOTES RECEIVABLE FROM PARTICIPANTS

Notes receivable from participants are measured at their unpaid balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the Plan document.

PAYMENT OF BENEFITS

Benefits are recorded when paid.

NOTES TO FINANCIAL STATEMENTS (continued)

NEW ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The new guidance amends current fair value measurement and enhances disclosure requirements to include expansion of the information required for “Level 3” measurements. The new guidance was effective for fiscal years and interim periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on the Plan’s Financial Statements.

NOTE 2 – FAIR VALUE MEASUREMENTS:

The FASB defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs utilized in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data and which requires the Plan to develop its own assumptions. This hierarchy requires the Plan to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

Following is a summary of the Plan’s financial assets and their respective levels within the fair value hierarchy as of December 31, 2012:

	Fair Value of Plan Assets
	Level 1	Level 2	Level 3	Total
Bond Funds	$2,984,487	$—	$—	$2,984,487
Domestic Equity Funds	13,550,351	—	—	13,550,351
International /Global Funds	2,035,472	—	—	2,035,472
Lifecycle Funds	5,167,863	—	—	5,167,863
RTI Unitized Stock Fund	—	1,722,282	—	1,722,282
Common/Collective Trust Funds	—	5,580,993	—	5,580,993

	$23,738,173	$7,303,275	$—	$31,041,448

Following is a summary of the Plan’s financial assets and their respective levels within the fair value hierarchy as of December 31, 2011:

	Fair Value of Plan Assets
	Level 1	Level 2	Level 3	Total
Bond Funds	$2,030,933	$—	$—	$2,030,933
Domestic Equity Funds	11,370,264	—	—	11,370,264
International /Global Funds	1,610,938	—	—	1,610,938
Lifecycle Funds	3,234,198	—	—	3,234,198
RTI Unitized Stock Fund	—	1,741,700	—	1,741,700
Common/Collective Trust Funds	—	5,504,330	—	5,504,330

	$18,246,333	$7,246,030	$—	$25,492,363

The Plan’s mutual funds are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The Plan’s RTI unitized stock fund and common/collective trust funds (“CCT”) are classified within Level 2, and explained further in Note 3 to the Plan’s Financial Statements.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 3 – INVESTMENTS:

The Plan invests in the Master Trust. The Master Trust invests in mutual funds, a CCT managed by Fidelity Management Trust Company (“Fidelity”, the “Trustee” or the “Record Keeper”), a CCT managed by Vanguard, and RTI International Metals, Inc. (parent of the Company, “RTI”) common stock through a unitized stock fund. Investments in mutual funds are managed by the Trustee and are valued at fair market value based on published quotations. Investment transactions are recorded as of the trade date. The unitized common stock fund and CCTs were valued at the net value of participation units which are generally valued by the investment managers based upon quoted market prices of the underlying assets. The CCT valuations as of December 31, 2012 were calculated based upon unaudited quoted market prices of the underlying assets provided by the investment managers. Participants can obtain further information concerning the CCTs from their separate audited financial statements. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains/losses are recorded using an average cost basis for shares in the transaction.

COMMON COLLECTIVE TRUST FUNDS

The FASB’s authoritative guidance requires investment contracts held by a defined contribution plan to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through CCTs that are held in the Master Trust. The Statements of Net Assets Available for Benefits presents the fair value of the investment in the Master Trust as well as the adjustment of the investment in the Master Trust from fair value to contract value relating to investment contracts. The Statement of Changes in Net Assets Available for Benefits was prepared on a contract value basis.

During the year ended December 31, 2012, the Plan held investments in Fidelity Managed Income Portfolio Fund (“MIP”) which is a CCT managed by Fidelity Investments. The MIP is a fund of the Fidelity Group Trust for Employee Benefit Plans. The MIP invests in underlying assets, typically fixed-income securities and bond funds and may include derivative instruments such as futures contracts and swap agreements. The fund also enters into “wrapper” contracts issued by third parties and invests in cash equivalents represented by shares in a money market fund. A wrap contract is similar to buying insurance and provides full benefit responsiveness, provided that all the terms of the wrap contract have been met. Wrap contracts are normally purchased from issuers rated in the top three long-term rating categories (A- or the equivalent and above) by any one of the nationally recognized statistical rating organizations. The MIP attempts to maintain a $1.00 Net Asset Value (“NAV”) per unit.

The MIP trustee values the underlying assets of the fund using various methods including readily available bid prices in the principal market in which the securities trade, pricing services that use valuation matrices that incorporate both dealer supplied valuations and valuation models, valuation inputs using the structure of the issue, cash flow assumptions, the value of the underlying assets and guarantees.

During the year ended December 31, 2012, the Plan held investments in Vanguard Retirement Savings (“VRS”), which is a CCT managed by Vanguard Fiduciary Trust Company (“VFTC”). The VRS provides for the collective investment of assets of tax-exempt pension and profit-sharing plans, primarily in a pool of investment contracts that are issued by insurance companies and commercial banks and in contracts that are backed by bond trusts that are selected by the VRS trustee.

The MIP and VRS are included at fair value on the Statements of Net Assets Available for Benefits based on the proportionate share of the ownership of the Plan’s participants.

NOTES TO FINANCIAL STATEMENTS (continued)

UNITIZED STOCK FUND

The RTI unitized stock fund allows the participants the benefits of being invested in RTI common stock in a manner similar to a mutual fund. The value of a unit in the fund is the market value of the RTI common stock owned in the fund and the market value of the short-term cash position (fund equity) divided by the number of units outstanding.

The following information pertains to the RTI unitized stock fund in the Master Trust as of December 31:

	2012		2011
	Shares	Fair Value	Shares	Fair Value
RTI International Metals, Inc. Common Stock (Symbol: RTI)	154,070	$4,246,169	186,446	$4,327,412
Fidelity Institutional Cash Portfolio MM Fund	326,780	326,780	295,269	295,269
Other		32		50

Total		$4,572,981		$4,622,731

The following represents the Plan’s interest in the RTI unitized stock fund as of December 31:

	2012	2011
Unitized fund units held	173,318	207,049
Per unit price	$9.94	$8.41

INVESTMENT IN PLAN TRUST

At December 31, 2012, the Master Trust includes funds of the RTI International Metals, Inc. Employee Savings and Investment Plan, the RMI Employee Savings and Investment Plan, and the RMI Bargaining Unit Employee Savings and Investment Plan.

At December 31, 2012 and 2011, Master Trust fund net assets allocated to the Plan totaled $31,041,448 and $25,492,363, respectively.

Fair values of investments in the Master Trust are as follows:

	2012	2011
At fair value as determined by quoted market prices:
Mutual funds	$47,723,822	$38,242,639
At estimated fair value:
RTI unitized stock fund	4,572,981	4,622,731
Common/collective trust funds	11,560,236	11,398,802

Investments in trust, at fair value	$63,857,039	$54,264,172

At December 31, 2012 and 2011 the Plan held 48.6% and 47.0% respectively, of the Master Trust assets.

NOTES TO FINANCIAL STATEMENTS (continued)

The following presents the investment income (loss) of the Master Trust for the year ended December 31:

2012
Net appreciation (depreciation) in fair value of investments:
RTI unitized stock fund	$794,381
Mutual funds	4,808,606
Common/collective trust funds	61,816
Dividends	1,479,462

Net investment income (loss)	$7,144,265

OTHER INVESTMENTS RELATED DISCLOSURES

Investments in the Master Trust that represent five percent or more of the Plan’s net assets available for benefits are separately identified as of December 31:

	2012		2011
At fair value as determined by quoted market prices:
Mutual Funds:
Fidelity Magellan	$3,797,935		$3,766,531
Fidelity Low-Priced Stock	$2,569,658		$2,119,302
Pimco Tot Return Adm	$2,057,343		$1,395,048
Spartan US Equity Index	$—	*	$1,408,472
Vang 500 Index Sig	$1,798,266		$—	*
Fidelity Contrafund	$1,718,294		$996,015	*
At estimated fair value:
RTI unitized stock fund	$1,722,282		$1,741,700
Fidelity Managed Income Portfolio Fund (CCT)	$5,356,025		$5,504,330

*	Investment did not represent greater than 5% of the Plan’s net assets but is shown for comparative purposes .

NOTE 4 – DESCRIPTION OF PLAN:

GENERAL

The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. Reference should be made to the Plan agreement for additional information concerning contributions, eligibility, income allocation, withdrawals, and other important features of the Plan.

The Plan, created on October 1, 1985, is a defined contribution plan covering full-time salaried, non-represented employees who are at least 21 years of age, have completed three months of service, and are salaried employees of certain of RTI’s subsidiaries, including RMI Titanium Company, RTI Tradco, RTI Alloys, RTI St. Louis, RTI Hermitage, RTI Finance and RTI International Metals, Inc. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

NOTES TO FINANCIAL STATEMENTS (continued)

CONTRIBUTIONS

There are several types of contributions that can be added to a participant’s account: an employee salary deferral contribution, an employer matching contribution, and an employer qualified non-elective contribution. Participants may also contribute amounts representing rollover distributions from other qualified defined benefit or contribution plans.

Participants may contribute from 1% to 20% of their salaries through payroll deductions. Contributions are subject to limitations specified in the Internal Revenue Code (“IRC”). Contributions are directed by the participants into any one or all of the investment options. Changes in allocation of future contributions and transfers of presently invested contributions are permitted pursuant to the Plan document. Participants may change their elections of investment funds by calling the Record Keeper directly or by accessing their accounts via the internet.

Generally employees hired after January 1, 2006 receive a 50% match on the first 8% of employee contributions with no discretionary employer contribution. However, certain subsidiaries in the plan provide for a 50% match on the first 4% of employee contributions and a discretionary employer contribution of 2% of wages, or a 25% match on the first 6% of employee contributions and a discretionary employer contribution of 3% of wages.

Employees newly hired, or rehired, on or after August 15, 2008 are subject to automatic enrollment provisions under the Plan. Unless an eligible employee makes an affirmative election otherwise, the employee’s deferral will be 3% of the employee’s eligible compensation for each payroll period in which the employee is an active participant. In addition, these participants are also subject to an automatic deferral increase of 1% annually, not to exceed 10% of eligible compensation, unless the participant affirmatively elects otherwise after receiving appropriate notice.

PLAN TRANSFERS

During 2012, certain employees became eligible to enroll and transfer funds from their prior plan to one of the other two plans offered to RTI employees. The aggregate amount transferred into the Plan totaled $224,513.

PARTICIPATION

An employee becomes a participant in the Plan on the first day of the month after completing three months of service and upon attaining age 21.

PARTICIPANTS’ ACCOUNTS

Allocations are based on participants’ compensation and/or account balances, as defined in the Plan document.

VESTING

Participants are immediately vested in their rollover contributions and voluntary contributions, plus actual earnings thereon. Vesting in the Company matching contributions and additional Company contributions portion of their accounts, plus actual earnings thereon, is based on years of continuous service. A participant is 100% vested in these Company contributions after three and six years of credited service, respectively.

PAYMENT OF BENEFITS

Participants or their beneficiaries are entitled to the full current value of their account in the Plan upon:

•	Retirement;

•	Termination of employment with the Company; or

•	Death

Upon termination of service other than by retirement, disability, or death, a participant will receive a lump sum payment if the total of his or her vested account balance does not exceed $1,000. If the vested account balance exceeds $1,000, the assets will generally be held in a trust until the participant’s normal or early retirement date. Participants may also make written application for withdrawal of all or a portion of their account balance for certain limited situations qualifying as financial hardships under Internal Revenue Service (“IRS”) guidelines in effect at the time of the withdrawal.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTES RECEIVABLE FROM PARTICIPANTS

Loans are available to all participants subject to provisions set forth in the Plan document. Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to 50% of the existing vested account balance not to exceed $50,000 in any 12-month period. Loan repayment terms range from one month to five years unless it is for the purchase of their principal residence in which case the loan repayment period may not extend beyond 10 years from the date of the loan and are secured by the balance in the participant’s account. Loans bear interest at rates that range from 5.25% to 10.5%, which are commensurate with the current market rate when made.

FORFEITURES

If a participant terminates his or her employment and is less than 100% vested in his or her share of the employer contributions, he or she will forfeit the non-vested portion of his or her employer contributions. Forfeited account balances are retained in the Plan and will first be used to pay administrative expenses. Any remaining amounts will be used to reduce future employer contributions payable under the Plan. Forfeited account balances at December 31, 2012 and 2011 totaled $20,292 and $19,954, respectively. Forfeitures allocated to pay administrative expenses of the Plan during the year ended December 31, 2012 totaled $22,174. Administrative fees of $683 were paid by Plan participants for transaction based fees.

ADMINISTRATION

The Plan is administered by the Plan Administrator (the “Administrator”). The Administrator establishes the rules and procedures and interprets the provisions of the Plan. Administrative expenses of the Plan are paid by the Company when such expenses exceed the forfeited non-vested employer contributions under the termination provision, while legal and audit fees are paid by RTI and, as such, are not expenses of the Plan.

TERMINATION PROVISION

The Company anticipates the Plan will continue without interruption but reserves the right to discontinue the Plan at any time. In the event that such discontinuance results in the termination of the Plan, the Plan provides that each participant shall be fully vested in his or her individual account which includes earnings on the participant’s contributions as well as employer contributions. The individual accounts of the participants shall continue to be administered by the Administrator or be distributed in a lump sum to the participants, as deemed appropriate by the Administrator.

NOTE 5 – INCOME TAXES:

The Plan is operated under a prototype non-standardized 401(k) profit sharing plan prepared by Fidelity Management and Research Company. The prototype plan obtained its latest determination letter on March 31, 2008, in which the Internal Revenue Service stated that the prototype plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan Administrator and the Plan’s tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date and no provision for income taxes has been included in the Plan’s Financial Statements.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The Plan Administrator has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2012 there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2009.

NOTE 6 – PARTY-IN-INTEREST:

Certain investments of the Plan are managed by the Trustee of the Plan. The Plan also invests in common stock of RTI. In addition, the Plan issues loans to participants, which are secured by the balances in the participants’ accounts. Therefore, these related transactions qualify as party-in-interest transactions. All other transactions which may be considered parties-in-interest transactions relate to normal plan management and administrative services and the related payment of fees.

NOTE 7 – RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500:

A reconciliation of net assets available for benefits according to the financial statements consists of the following as of December 31:

	2012	2011
Net assets available for benefits per the financial statements	$31,735,270	$26,144,139
Adjustment from contract value to fair value for fully benefit responsive investment contracts	164,601	135,758

Net assets available for benefits per the Form 5500	$31,899,871	$26,279,897

A reconciliation of investment income according to the financial statements consists of the following for the year ended December 31:

2012
Investment income (loss) per the financial statements	$3,433,515
Computed fair value adjustment to net investment income (loss) common collective trusts	28,843

Investment income (loss) per the Form 5500	$3,462,358

NOTE 8 – SUBSEQUENT EVENT:

On February 13, 2012, RTI International Metals, Inc. completed its acquisition of all of the issued and outstanding common stock of Remmele Holding, Inc. (formerly REI Delaware Holding, Inc.)(“Remmele”), which directly owns all of the issued and outstanding capital stock of RTI Remmele Engineering, Inc. (formerly Remmele Engineering, Inc.) and indirectly owns all of the issued and outstanding capital stock of RTI Remmele Medical, Inc. (formerly REI Medical, Inc.) for total consideration of approximately $185.4 million, including approximately $182.6 million in cash and the assumption of $2.8 million of capitalized equipment leases. Remmele provides precision machining and collaborative engineering, as well as other key technologies and services, for the aerospace, defense, and medical device sectors. The acquisition broadens the Company’s product offerings and provides access to new markets.

On January 1, 2013, the employees of RTI Remmele Engineering, Inc. and RTI Remmele Medical, Inc. were included in the Plan. On March 1, 2013, Net Assets Available for Benefits of $86,007,948 was merged into the Plan.

Form 5500 Schedule H, Line 4i

SCHEDULE OF ASSETS

(Held at End of Year)

RMI EMPLOYEE SAVINGS AND INVESTMENT PLAN

DECEMBER 31, 2012

EIN: 31-0875005, PLAN #: 005

(a) Identity of issue (b)	Description of investment (c)	Cost (d)		Current Value (e)
* Master Trust Fund	Common Stock Fund, Common Collective Trusts, and Mutual Funds	N/A	**	$31,041,448
* Notes receivable from participants	Interest Rates High 10.50%, Low 5.25%	-0-		772,251

	Total:			$31,813,699

*	Party-in-interest
**	Historical cost has not been presented as all investments are participant directed.